                                                                   EXHIBIT 10.25


                             SHAREHOLDERS AGREEMENT

                                     BETWEEN

                           ANGLO-AFRICAN ENERGY, INC.

                                       AND

                         TRANS-DOMINION HOLDINGS LIMITED



         THIS AGREEMENT is made and entered into as of this 1st day of August, 2000 ("Effective Date") by and between Anglo-African Energy, Inc., a corporation organized and existing under the laws of Delaware ("AAE") and Trans-Dominion Holdings Limited, a corporation organized and existing under the laws of the Island of Jersey, Channel Islands, United Kingdom ("TDH"). AAE and TDH are individually referred to as "Party" and collectively as the "Parties".

         WHEREAS, AAE and its Affiliates hold seventy-five percent (75%) and TDH holds twenty-five percent (25%) of the issued and outstanding common stock ("TED Shares") of Trinidad Exploration and Development Ltd. ("TED"); and

         WHEREAS, the Parties to this Agreement, together with those persons or entities who shall acquire TED Shares after the date hereof and agree to be bound by the terms hereof, desire to define their respective rights and obligations as shareholders in TED.

         NOW THEREFORE, in consideration of the foregoing and of the mutual premises, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1. Definitions

As used in this Agreement, the terms described below shall have the following meanings:

1.1 Affiliate means a company, partnership or other legal entity which controls, or is controlled by or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a company, partnership or legal entity.

1.2 Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London, plus five (5) percentage points, applicable on



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         the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.3 Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.4 Business Day means a day on which the banks in New York, NY and London, England are open for business.

1.5      Contracts means the Farmout Agreements, the Joint Operating Agreement
         between Petrotrin and TED dated October   , 1999, the Licenses and
         related Deeds of Assignment and any similar agreements for the exploitation of petroleum in the Republic of Trinidad and Tobago entered into by TED during the term of this Agreement.

1.6      Dollars means dollars of the United States of America.

1.7      Farmout Agreements means the Farmout Agreements for Petrotrin's
         Contract Area and TED's Contract Area dated October   , 1999.

1.8 Government means the government of the Republic of Trinidad and Tobago and any political subdivision or agency or instrumentality thereof.

1.9 License or Licenses means the Exploration and Production (Public Petroleum Rights) Licenses No. 9610 of 1970 and No. _____ of 1999 for the Southwest Peninsula granted to Petrotrin and the Exploration and Production (Private Petroleum Rights) License dated 16 February 1996 granted to TED by the Government entitling them to explore and exploit the License Area and any future Exploration and Production Licenses obtained by the Company during the term of this Agreement.

1.8 License Area means the surface area that is described in each of the Licenses as such area may vary from time to time in accordance with and during the term of each such License.

1.9      Petrotrin means the Petroleum Company of Trinidad and Tobago, Ltd.

1.10 Transfer shall mean to sell, assign, convey, donate, transfer or otherwise dispose of or to contract to do any of the foregoing.



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
Article 2. Board of Directors

2.1 The Board of Directors of the Company shall consist of four directors. AAE shall be entitled to nominate three directors, and TDH shall be entitled to nominate one director. All corporate action shall be taken by a majority vote of the Board of Directors.

2.2 It is agreed that the initial directors shall be Peter G. Dilling, Duncan A. Lee, Christopher J. Ball and Joe Ciavarra.

2.3 Each Party agrees to use its best efforts to take all action necessary to cause the election of the directors nominated pursuant to Article 2.1.

Article 3. Restrictions on Transfer or Encumbrance

3.1 Except as necessary to implement the provisions of Articles 10.3 and 10.4, no Party shall Transfer any TED Shares or any right, title or interest therein or thereto and no purported Transfer shall be effective, except as provided in this Article 3.

3.2 The certificates representing the TED Shares shall have the following endorsement written, printed or stamped upon the face thereof:

                           "This certificate is issued subject to all the terms and conditions of a Stockholders Agreement, dated as of August 1, 2000 by and between the Company and all of its Stockholders as of such date and this certificate shall not be transferred except in compliance with all of the terms and provisions of said agreement, a copy of which is on file with the Company, and this certificate shall, at all times, remain subject to the terms and conditions thereof."

3.3 Nothing contained herein shall prohibit any Party from Transferring TED Shares to an Affiliate, provided such transferee agrees in writing to be bound by the terms of this Agreement.


3.4 Any Transfer by a Party of all or a portion of its TED Shares, whether directly or indirectly by assignment, merger, consolidation, or sale of stock, or other conveyance, other than with or to an Affiliate, shall be subject to the following procedure:

         (A) Once the transferor Party and a proposed transferee have fully negotiated the final terms and conditions of a Transfer of all or a portion of its TED Shares, such final terms and conditions shall be disclosed in detail to the other Party in a notice from the transferor. The other Party shall have the right to acquire the TED Shares



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
         from the transferor on the same terms and conditions agreed to by the proposed transferee it within thirty (30) days of the transferor's notice, such Party delivers to all other Parties a counter-notification that it accepts the agreed upon terms and conditions of the transfer without reservations or conditions. If the other Party does not deliver such counter-notification, the transfer to the proposed transferee may be made, subject to the other provisions of this Article III, under terms and conditions no more favorable to the transferee than those set forth in the notice to the other Party, provided that the transfer shall be concluded within one hundred eighty (180) days from the date of the notice plus such reasonable additional period as may be required to secure Governmental approvals.

         (B) In the event that a Party's proposed Transfer of part or all of its TED Shares involves consideration other than cash or involves other properties included in a wider transaction (package deal) then the TED Shares (or part thereof) shall be allocated a reasonable and justifiable cash value by the transferor in any notification to the other Party.

Article 4. Voting of TED Shares

4.1 Each Party agrees to vote its respective TED Shares so as to carry out and make effective all of the terms and provisions of this Agreement.

4.2 All shareholder action may be taken by majority vote of the shareholders except for the disposition of all of the assets of TED, the liquidation of TED or any transactions between TED and a Party or any Affiliate of a Party, other than in the ordinary course of business. As used herein, the term "ordinary course of business" means any activity that is related to the exploration, production, storage, transportation and sale of petroleum, including without limitation, the acquisition of additional petroleum rights licenses or producing properties. For purposes of the foregoing sentence, it is understood and agreed by the Parties that the acquisition of petroleum rights or licenses from a Party or its Affiliate is not a transaction in the ordinary course of business. In the event of a sale of petroleum to a Party, such sale shall be at the current market value f.o.b. the delivery point. In the event that TDH disagrees with a decision of the majority of the shareholders, and as a result of such disagreement decides to exercise its rights under Article 10.3, the Parties agree that, to the extent practicable, TDH's beneficial interest in the Licenses and the Contracts shall be recognized as of the date it gives notice of its desire to exercise its rights under Article 10.3, adjusted in accordance with Article 6 for any subsequent loans or investments in the Company made by the Parties.

4.3 In lieu of a meeting, any Party may submit any proposal to the other Party for a vote by notice. Each Party shall communicate its vote by notice to the other parties within five (5) Business Days. Any Party failing to communicate its vote within the prescribed time period shall be deemed to have voted in favor of such proposal.



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Article 5. Indemnity

5.1 In the event that the Parties guarantee any loans on behalf of TED and such guarantee is joint or joint and several, then the Parties hereby agree to indemnity any Party who is required to make payments pursuant to the guarantee to the extent that it makes payments in excess of its proportionate share of the guaranteed amount.

5.2 It is the intent of the Parties that the participation and liability of any guaranteed amount as between the Parties themselves shall be in proportion to the respective number of issued and outstanding TED Shares owned by the Party.

5.3 As used herein, the term "guaranteed amount" shall mean the principal amount of the loan, including any interest thereon, which is jointly or jointly and severally guaranteed by the Parties.

Article 6. Additional Capital Contributions or Loans to TED

6.1 For purposes of this Article 6, each Party has contributed or has been deemed to contribute to TED the amount set forth in Exhibit A hereto.

6.2 From and after the Effective Date of this Agreement, AAE agrees to lend to TED such amounts and at such times as may be necessary to fund the work programs required under the License and the Contracts as well as to fund other operating expenses of TED in an aggregate amount not to exceed four million Dollars ($4,000,000). This loan will bear interest at the rate of eight percent (8%) per annum and will be repayable out of the proceeds of oil sales in accordance with the terms of the Loan Agreement attached hereto as Exhibit B.

6.3 Any additional funding that is required by TED in excess of the $4,000,000 referred to in Article 6.2 above shall be contributed by the Parties pro rata to their shareholding in TED. If one of the Parties fails to pay, when due, its pro rata share of the required amounts, such Party shall be in default under this Agreement ("Defaulting Party"). The non-Defaulting Party shall promptly give notice of such default to the Defaulting Party (the "Default Notice"). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]



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6.4      If the Defaulting Party fails to remedy its default by the fifteenth
         (15th) day following the date of the Default Notice, then without prejudice to any other rights available to the non-Defaulting Party to recover amounts owing to it under this Agreement, the non-Defaulting Party shall have the option, exercisable at anytime thereafter, to have its percentage shareholding in TED recalculated as follows: The Defaulting Party's percentage shareholding will be reduced to that percentage resulting from dividing such Defaulting Party's net capital contributions by the aggregate net capital contributions of both the Defaulting and Non-Defaulting Parties. For purposes of this calculation, the term "net capital contributions" shall mean that amount shown on Exhibit A plus any additional amounts in excess of the $4,000,000 referred to in Article 6.2 contributed to the capital of TED as either loans or as equity, less the amount of any such loans which are repaid or the amount of any such equity which is redeemed. The percentage shareholding of the non-Defaulting Party shall be increased by a like amount.

6.5 The Parties agree that the non-Defaulting Party shall be issued such additional number of TED Shares as may be necessary to reflect the change in such non-Defaulting Party's percentage interest in the ownership of TED resulting from the application of the foregoing formula. The Defaulting Party shall, without delay, following any request from the non-Defaulting Party, do any and all acts required to be done and execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid issuance of such additional TED Shares to the non-Defaulting Party. The acceptance by non-Defaulting Party of any such additional TED Shares shall not limit any rights or remedies that the non-Defaulting Party has to recover any other amounts (including interest) that may be owing under this Agreement, the Stock Purchase Agreement executed by the Parties and others as of date hereof, or any of the Contracts by the Defaulting Party.

Article 7. Term

7.1 Except as otherwise provided in Article 7.2 below, this Agreement shall continue for as long as both Parties remain as shareholders in TED.

7.2 This Agreement shall automatically terminate upon the happening of any of the following contingencies:

         (A)      Dissolution of TED;

         (B) The consummation of any merger or consolidation to which TED is a party, unless immediately following such merger or consolidation, the Parties shall own all of the voting power of the outstanding capital stock of the surviving or resulting company;

         (C) The unanimous written consent of both Parties to the termination of this Agreement;

         (D) Commencement by TED of a voluntary bankruptcy which proceeding results in the Parties being required to relinquish control over the day to day affairs and/or operations of TED;



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         (E)      The granting of relief against TED in an involuntary
                  bankruptcy proceeding; or

         (F) An assignment for the benefit of creditors made by TED which results in the Parties being required to relinquish control over the day to day affairs and/or operations of TED.

         (G) If one or both Parties take title to their interests in the Contracts and Licenses directly.

Article 8. Notices

8.1 Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to the other Party.

If to Anglo-African Energy, Inc.:

         Anglo-African Energy, Inc.
         29 Queens Park West
         Port of Spain
         Trinidad, W.I.
         Attention: Peter G. Dilling
         Telephone: To be advised
         Telecopier: To be advised

With a copy to:

         Aitken Irvin Berlin & Vrooman, LLP
         2 Gannett Drive
         White Plains, NY 10604
         Telephone: 914-694-5717
         Telecopier: 914-694-1647
         Attention: Alan D. Berlin, Esq.




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If to Trans Dominion Holdings Limited:

         Trans Dominion Holdings Limited:
         Piermont House
         33/35 Pier Road
         St. Helier
         Jersey
         Channel Islands
         JE4 8QZ
         Fax: +44-1534-33536
         Attn: Jeremy Johnson

With a copy to:

         Madison Oil Company
         9400 North Central Expressway
         Suite 1209
         Dallas, Texas 75231
         Attention: J. Ciavarra
         Tel: 214-373-6000
         Fax: 214-373-6071

With a further copy to:

         Meighen Demers
         200 King Street W, Suite 1100
         Toronto, Canada M5H 3T4
         Attention: Rick Sutin
         Tel: 416-340-6021
         Fax: 416-977-5239

Article 9. Applicable Law and Dispute Resolution

9.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

9.2 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement that is not otherwise resolved through negotiation shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. If the claims giving rise to the arbitration is the direct result of and/or is based on the identical claims submitted for adjudication in an arbitration arising out of an agreement to which one of the Parties is a party, then the claims arising under this



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         Agreement shall be submitted for adjudication in such other arbitration proceeding. If such is not the case, or if the arbitrators in the other arbitration proceeding can not or will not take jurisdiction of such claims, then the following provisions shall apply to any arbitration proceeding instituted under this Agreement.

9.3 A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within thirty (30) days of the submission of a Notice of Arbitration, the appointing authority shall be the American Arbitration Association, which shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

9.4 Unless otherwise expressly agreed to in writing by the parties to the arbitration proceedings:

         (A) The arbitration proceedings shall be held in New York, New York;

         (B) The arbitrator shall be and remain at all times wholly independent and impartial;

         (C) The arbitration proceedings shall be governed by the U.S. Arbitration Act, 9 U.S.C. Sections 1-16, and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect;

         (D) Any procedural issues not determined under the arbitral rules selected pursuant to this Agreement shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

         (E) Each party shall be responsible for its own costs of the arbitration proceedings (including attorneys fees and costs); and

         (F) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Article 10. Miscellaneous

10.1 Unless otherwise unanimously agreed by the Parties, TED will engage only in exploration and production activities, including related storage and transportation functions.

10.2 AAE and TDH will each have the right, but not the obligation, to enter into other petroleum activities in Trinidad and Tobago in addition to the Licenses as well as non-petroleum related projects and activities, all exclusive of TED.

10.3 If one or both Parties wish to hold all of their interests in the Licenses and the Contracts directly rather than through TED, the Parties agree to cooperate with each other and to execute all necessary documentation in a timely manner to achieve such result in an appropriate manner consistent with applicable laws and



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         regulations, the terms of the Licenses and all necessary Government approvals, including without limitation, the approval of Petrotrin.

10.4. In the event that the Parties wish to transfer an interest in TED to a third party (or if they hold their interests in the Licenses directly, an interest in the Licenses), then each Party shall reduce its interest either in TED or in the Licenses, as the case may be, pro-rata.

10.5 Headings and titles are for convenience or reference only and shall not control the construction or interpretation of any provision hereof.

10.6 The Parties agree that the management costs of TED and charges made to TED by the Parties or their Affiliates shall be fair and reasonable. All such charges shall be subject to audit by either Party at such Party's sole expense. If there is a disagreement with regard to the charges being made by one of the Parties, then the provisions of the Accounting Procedure of the Joint Operating Agreement shall govern.

10.7 TDH shall on request, be entitled to copies of all data of TED including, but not limited to, financial and accounting information, seismic data and interpretations, well logs and reports and any other technical data or reports, contracts and agreements. The Parties agree that the confidentiality provisions of the Joint Operating Agreement shall govern the use of all such information and data. The cost of copying any such information hereunder, shall be at the sole expense of TDH.

10.8 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons or entity or entities may require. Each defined term herein may be used in either the singular or plural form whether or not so defined.

10.9 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no interpretation, change, termination or waiver of, or extension of time for performance under, any provision of the Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby.

10.10 No waiver of or failure to exercise any right under, or default or extension of time for performance under, any provision of this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default whether or not similar.

10.11 In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired



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         thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

10.12 This Agreement may be executed in one or more counterparts, all of which together shall constitute a single instrument. Each counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purposes without production of its duplicate counterpart.

10.13 The Parties shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.


                     [REST OF PAGE INTENTIONALLY LEFT BLANK]



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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


Anglo-African Energy, Inc.                  Trans-Dominion Holdings Limited


By: /s/ PETER G. DILLING                    By: /s/ J. JOSEPH CIAVARRA
   -------------------------------             ---------------------------------
Peter G. Dilling                            J. Joseph Ciavarra
President                                   Pres & CEO


LIST OF EXHIBITS

Exhibit A                     Shareholdings and Initial Capital Contributions
Exhibit B                     Loan Agreements



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

                                    EXHIBIT A

                             SHAREHOLDERS AGREEMENT
                                     BETWEEN
                           ANGLO-AFRICAN ENERGY, INC.
                                       AND
                         TRANS-DOMINION HOLDING LIMITED

                                                                                         Capital Contribution For
Shareholder                                       TED Shares Owned                       Purposes of Article 6
-----------                                       ----------------                       ------------------------
Anglo-African Energy, Inc.                        7,500                                  US$3,000,000
Trans-Dominion Holdings Limited                   2,500                                  US$1,000,000



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